Exhibit 4.2
Eighth Supplemental Indenture
     EIGHTH SUPPLEMENTAL INDENTURE, dated as of      , 2005 (the “Supplemental Indenture”), between HSBC Finance Corporation, a Delaware corporation (the “Company”), and J.P. Morgan Trust Company, National Association, as trustee (the “Trustee”) under the Indenture dated as of May 15, 1995 between the Company and the Trustee (the “Indenture”).
     WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide for the future issuance of the Company’s unsecured junior subordinated debt securities, to be issued from time to time in one or more series as might be determined by the Company under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;
     WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its debt securities to be known as its Junior Subordinated Deferrable Interest Notes due      , 2035 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;
     WHEREAS, HSBC Finance Capital Trust IX, a Delaware statutory business trust (the “Trust”), intends to offer to the public $      aggregate liquidation amount of its Capital Securities (the “Capital Securities”) and intends to issue to the Company, as sponsor, its Trust Common Securities (the “Common Securities”, and together with the Capital Securities, the “Trust Securities”), representing undivided beneficial interests in the assets of the Trust and proposes to invest the proceeds from such offering in $        aggregate principal amount of the Notes; and
     WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects:
     NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:
ARTICLE I
Definitions
     Section 1.1 Definition of Terms.
     Unless the context otherwise requires:
(a)	a term defined in the Indenture has the same meaning when used in this Supplemental Indenture;

(b)	a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c)	the singular includes the plural and vice versa;

(d)	a reference to a Section or Article is to a Section or Article of this Supplemental Indenture;

(e)	headings are for convenience of reference only and do not affect interpretation;

(f)	the following terms have the meanings given to them in the Declaration: (i) Clearing Agency (ii) Delaware Trustee; (iii) Dissolution Tax Opinion; (iv) No Recognition Opinion; (v) Pricing Agreement; (vi) Property

Trustee; (vii) Preferred Security Certificate; (viii) Redemption Tax Opinion; (ix) Regular Trustees; (x) Special Event; (xi) Tax Event; and (xii) Underwriting Agreement); and

(g)	the following terms have the meanings given to them in this Section l.l(g):
“Additional Interest” has the meaning set forth in Section 2.5(c).
“Business Day” has the meaning set forth in Section 2.5(b).
“Compounded Interest” has the meaning set forth in Section 4.1.
“Coupon Rate” has the meaning set forth in Section 2.5(c).
“Declaration” means the Amended and Restated Declaration of Trust of HSBC Finance Capital Trust IX, a Delaware business trust, dated as of      , 2005.
“Deferred Interest” has the meaning set forth in Section 4.1.
“Dissolution Event” means that as a result of the occurrence and continuation of a Special Event, the Trust is to be dissolved in accordance with the Declaration and the Notes held by the Trustee are to be distributed to the holders of the Trust Securities issued by the Trust pro rata in accordance with the Declaration.
“Extended Interest Payment Period” has the meaning set forth in Section 4.1.
“Fixed Coupon Rate” has the meaning set forth in Section 2.5(a).
“Fixed Rate Interest Period” has the meaning set forth in Section 2.5(a).
“Fixed Rate Interest Payment Date” has the meaning set forth in Section 2.5(a).
“Floating Coupon Rate” has the meaning set forth in Section 2.5(c).
“Floating Rate Interest Period” has the meaning set forth in Section 2.5(c).
“Floating Rate Interest Payment Date” has the meaning set forth in Section 2.5(c).
“Interest Determination Date” has the meaning set forth in Section 2.5(c).
“London Business Day” has the meaning set forth in Section 2.5(b).
“Maturity Date” means      , 2035, or such other earlier date as may be determined by the Company pursuant to Section 3.4 herein.
“Ministerial Action” has the meaning set forth in Section 3.1.
“90 Day Period” has the meaning set forth in Section 3.1.
“Non Book Entry Capital Securities” has the meaning set forth in Section 2.4(b).
“Paying Agent” means J.P. Morgan Trust Company, National Association, until a successor paying agent has been appointed and has accepted such appointment.

“Redemption Price” has the meaning set forth in Section 3.1.
“Reference Banks” has the meaning set forth in Section 2.5(c).
“Telerate Page 3750” has the meaning set forth in Section 2.5(c).
ARTICLE II
General Terms And Conditions Of
The Notes
     Section 2.1 Designation and Principal Amount.
     There is hereby authorized a series of debt securities designated the “Junior Subordinated Deferrable Interest Notes due      , 2035”, limited in aggregate principal amount to $         , which amount shall be as set forth in any written order of the Company for the authentication and delivery of Notes pursuant to Section 2.02 of the Indenture.

Section 2.2 Maturity.
     The Maturity Date will be      , 2035, or such other earlier date as may be determined by the Company pursuant to Section 3.4 herein, and the date on which the Notes mature and on which the principal shall be due and payable together with all accrued and unpaid interest thereon.
     Section 2.3 Form And Payment.
     Except as provided in Section 2.4, the Notes shall be issued in fully registered certificated form without interest coupons. Principal and interest on the Notes issued in certificated form will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Note Register. Notwithstanding the foregoing, so long as the registered Holder of any Notes is the Property Trustee, the payment of the principal of (and premium, if any) and interest on such Notes held by the Property Trustee will be made by wire transfer at such place and to such account as may be designated by the Property Trustee.
     Section 2.4 Depository Note.
     In connection with a Dissolution Event;
(a)	the Notes in certificated form may be presented to the Trustee by the Property Trustee in exchange for a Depository Note in an aggregate principal amount equal to all Outstanding Notes, to be registered in the name of the Depository, or its nominee, and delivered by the Trustee to the Depository for crediting to the accounts of its participants pursuant to the instructions of the Regular Trustees. The Company upon any such presentation shall execute a Depository Note in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture and this Supplemental Indenture. Payments on the Notes issued as a Depository Note will be made to the Depository; and

(b)	if any Capital Securities are held in non book-entry certificated form, the Notes in certificated form may be presented to the Trustee by the Property Trustee and any Capital Security Certificate which represents Capital Securities other than Capital Securities held by the Clearing Agency or its nominee (“Non Book-Entry Capital Securities”) will be deemed to represent beneficial interests in Notes presented to the Trustee by the Property Trustee having an aggregate principal amount equal to the aggregate liquidation amount of the Non Book-Entry Capital Securities until such Capital Security Certificates are presented to the Security Registrar for transfer or reissuance at which time such Capital Security Certificates will be cancelled and a Note registered in the name of the holder of the Capital Security Certificate or the transferee of the holder of such Capital Security Certificate as the case may be, with an aggregate principal amount equal to the aggregate liquidation amount of the Capital Security Certificate cancelled will be executed by the Company and delivered to the Trustee for authentication and delivery in accordance with the Indenture and this Supplemental Indenture. On issue of such Notes, Notes with an equivalent aggregate principal amount that were presented by the Property Trustee to the Trustee will be deemed to have been cancelled.
     Section 2.5 Interest.
(a)	Each Note will bear interest at the rate of % per annum (the “Fixed Coupon Rate”) from the original date of issuance to but excluding December 15, 2015 (“Fixed Rate Interest Period”), and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Fixed Coupon Rate during the Fixed Coupon Rate Period, compounded semiannually and payable (subject to the provisions of Article IV) semiannually in arrears on and of each year (each, an “Fixed Rate Interest Payment Date”), commencing on , 2006 to the person in whose name such Note or any predecessor Note is registered, at the close of business on the Regular Record Date for such interest installment, which shall be the close of business on the Business Day next preceding that Fixed Rate Interest Payment Date. If pursuant to the provisions of Section 2.11(c) of the Indenture the Notes are no longer represented by a Depository Note, the Company may select a Regular Record Date for such interest installment which shall be any date at least fifteen days before a Fixed Rate Interest Payment Date.

(b)	The amount of Fixed Coupon Rate interest payable for any period during the Fixed Coupon Rate Period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. “Business Day” means any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York and that is also a London Business Day. “London Business Day” means any day on which dealing in deposits in U.S. dollars are transacted in the London interbank market.

(c)	Commencing December 15, 2015, each Note, and any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) any overdue installment of interest, will bear interest at a floating rate per annum equal to LIBOR (as determined from time to time as provided below) plus % (the “Floating Coupon Rate”, and together with “Fixed Coupon Rate”, the “Coupon Rate”), such interest being payable quarterly in arrears on each , , and of each year, beginning , 2016 (each a “Floating Rate Interest Payment Date”), until principal thereof becomes due and payable. Interest payable on each Floating Rate Interest Payment Date will include interest accrued from and including , 2015 to but excluding the first Floating Rate Interest Payment Date, or from the most recent Floating Rate Interest Payment Date to which interest has been paid or duly provided for, but excluding the next Floating Rate Interest Payment Date (each a “Floating Rate Interest Period”). The interest payment at maturity will include interest accrued to but excluding the maturity date and will be payable to the Person to whom principal is payable. The interest so payable, and punctually paid or duly provided for, on any Floating Rate Interest Payment Date will, as provided in the Indenture, be paid to the Holder of this Note (or one or more Predecessor Notes) of record at the close of business on the Regular Record Date for such interest, which shall be the close of business on the Business Day next preceding that Fixed Rate Interest Payment Date except that interest payable at maturity shall be paid to the same Person to whom the principal of this Note is payable. Interest paid on a Floating Rate Interest Payment Date will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360. If a Floating Rate Interest Payment Date is not a Business Day, such Floating Rate Interest Payment Date shall be postponed to the next succeeding Business Day unless such day falls in the next calendar month, in which case such Floating Rate Interest Payment Date shall be the immediately preceding day that is not a Business Day.
     “LIBOR” for each Floating Rate Interest Period will be determined by the Company in accordance with the following provisions:
     (i) On each second London Business Day preceding the first day of any Floating Rate Interest Period (each an “Interest Determination Date”), the Company will ascertain the offered rate for three-month deposits in U.S. dollars in the London interbank market, which appears on the Telerate Page 3750 as of 11:00 a.m. (London time) on such Interest Determination Date.
     (ii) If such rate does not appear on the Telerate Page 3750, or the Telerate Page 3750 is unavailable, the Company will request four major banks in the London interbank market (the “Reference Banks”) to provide the Company with their offered quotation (expressed as a rate per annum) for three-month deposits in U.S. dollars to leading banks in the London interbank market, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time, at approximately 11:00 a.m. (London time) on the Interest Determination Date. If at least two such quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of such quotations.
     (iii) If less than two of the Reference Banks provide the Company with such offered quotations, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York selected by the Company at approximately 11:00 a.m., New York City time, on that Interest Determination Date for three-month loans in U.S. dollars to leading European banks, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Company are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.
     “Telerate Page 3750” means the display designated as page “3750” on Moneyline Telerate (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).
(d)	If at any time while the Property Trustee is the Holder of any Notes, the Trust or the Property Trustee is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any case, the Company will pay as additional interest (“Additional Interest”) on the Notes held by the Property Trustee, such additional amounts as shall be required so that the net amounts received and retained by the Trust and the Property Trustee after paying such taxes, duties assessments or other governmental charges will be equal to the amounts the Trust and the Property Trustee would have received had no such taxes, duties, assessments or other government charges been imposed.
ARTICLE III
Redemption Of The Notes And
Acceleration Of Maturity
     Section 3.1 Tax Event Redemption.
     If a Tax Event has occurred and is continuing and:
(a)	the Company has received a Redemption Tax Opinion; or

(b)	after receiving a Dissolution Tax Opinion, the Regular Trustees shall have been informed by tax counsel rendering the Dissolution Tax Opinion that a No Recognition Opinion cannot be delivered to the Trust, then, notwithstanding Section 3.2, the Company shall have the right upon not less than 30 days nor more than 60 days notice to the registered Holders of the Notes to redeem the Notes in whole or in part for cash, at the redemption price set forth below, within 90 days following the occurrence of such Tax Event (the “90 Day Period”), provided that, if at the time there is available to the Company the opportunity to eliminate within the 90 Day Period, the Tax Event by taking some ministerial action (“Ministerial Action”), such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Company, the Trust or the Holders of the Trust Securities issued by the Trust, the Company shall pursue such Ministerial Action in lieu of redemption; and provided, further, that the Company shall have no right to redeem the Notes while the Trust is pursuing any Ministerial Action pursuant to its obligations under the Declaration.

     The Redemption Price shall be equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of such redemption (the “Redemption Price”).
Section 3.2 Optional Redemption By Company.
(a)	Subject to the provisions of Article III of the Indenture and to Section 3.2(b) hereof, the Company shall have the right to redeem the Notes, in whole or in part, from time to time, on or after , 2015, at the Redemption Price. Any redemption pursuant to this paragraph will be made upon not less than 30 nor more than 60 days’ notice to the registered Holder of the Notes, at the Redemption Price. If the Notes are only partially redeemed pursuant to this Section 3.2, the Notes will be redeemed pro rata or by lot or by any other method utilized by the Trustee; provided, that if at the time of redemption, the Notes are registered as a Depository Note, the Depository shall determine by lot the principal amount of such Notes held by each Holder to be redeemed.

(b)	If a partial redemption of the Notes would result in the delisting of the Capital Securities issued by the Trust from any national securities exchange or other organization on which the Capital Securities are then listed, the Company shall not be permitted to effect such partial redemption and may only redeem the Notes in whole.
     Section 3.3 No Sinking Fund.
     The Notes are not entitled to the benefit of any sinking fund.
     Section 3.4 Conditional Right to Advance Maturity.
     If a Tax Event has occurred and is continuing the Company shall have the right, prior to dissolution of the Trust, to advance the Maturity Date of the Notes to the minimum extent required in order to allow the Company to deduct the interest payments on the Notes for United States federal income tax purposes; provided, however, the resulting Maturity Date shall not be less than 15 years from the original issuance of the Notes or earlier than      , 2020. The Company may elect to advance the Maturity Date only if it has received an opinion of nationally recognized independent tax counsel to the Company experienced in such matters (which opinion may rely on published revenue rulings of the Internal Revenue Service), to the effect that (i) after the Maturity Date has been advanced, interest paid on the Notes will be deductible by the Company for United States federal income tax purposes and (ii) advancing the Maturity Date will not result in a taxable event to holders of the Capital Securities.
     Section 3.5 Notice of Advancement of Maturity Date.
     If the Company elects to advance the Maturity Date of the Notes pursuant to Section 3.4, the Company shall give written notice of such election to the Trustee, the Regular Trustees and the Property Trustee, and the Trustee shall give notice to the holders of the Capital Securities not less than 30 and not more than 60 days prior to the effective date of such election.
ARTICLE IV
Extension Of Interest Payment Period
     Section 4.1 Extension of Interest Payment Period.
     The Company shall have the right, at any time during the term of the Notes, from time to time to defer the payment of interest by extending the interest payment period of such Notes for up to 10 consecutive semiannual periods or 20 consecutive quarters, as applicable, or no more than 5 years in the aggregate (the “Extended Interest Payment Period”), provided that no Extended Interest Payment Period may extend beyond the Maturity Date of the Notes. To the extent permitted by applicable law, interest, the payment of which has been deferred because of the extension of the interest payment period pursuant to this Section 4.1, will bear interest thereon at the applicable Coupon Rate, compounded semiannually or quarterly as applicable, for each semiannual period or quarter of the Extended Interest Payment Period (“Compounded Interest”). At the end of the Extended

Interest Payment Period the Company shall pay all interest accrued and unpaid on the Notes including any Additional Interest and Compounded Interest (“Deferred Interest”) which shall be payable to the Holders of the Notes in whose names the Notes are registered in the Note Register on the first record date after the end of the Extended Interest Payment Period. Before the termination of any Extended Interest Payment Period, the Company may further extend such period, provided that such period together with all such further extensions thereof shall not exceed 10 consecutive semiannual periods or 20 consecutive quarters, as applicable, or more than 5 years in the aggregate and provided further that no Extended Interest Payment Period may extend beyond the Maturity Date of the Notes. Upon the termination of any Extended Interest Payment Period and upon the payment of all Deferred Interest then due, the Company may select a new Extended Interest Payment Period, subject to the foregoing requirements. No interest shall be due and payable during an Extended Interest Payment Period, except at the end thereof.
     Section 4.2 Notice of Extension.
(a)	If the Property Trustee is the only registered Holder of the Notes at the time the Company selects an Extended Interest Payment Period, the Company shall give written notice to both the Regular Trustees and the Property Trustee of its selection of such Extended Interest Payment Period one Business Day before the earlier of (i) the next succeeding date on which Distributions on the Trust Securities issued by the Trust are payable, or (ii) the date the Trust is required to give notice of the record date or the date such Distributions are payable to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Capital Securities issued by the Trust, but in any event at least one Business Day before such record date.

(b)	If the Property Trustee is not the only Holder of the Notes at the time the Company selects an Extended Interest Payment Period, the Company shall give the Holders of the Notes written notice of its selection of such Extended Interest Payment Period 10 Business Days before the earlier of (i) the next succeeding Interest Payment Date, or (ii) the date the Company is required to give notice of the record or payment date of such interest payment to the New York Stock Exchange or other applicable self-regulatory organization or to Holders of the Notes, but in any event at least two Business Days before such record date.

(c)	The quarter in which any notice is given pursuant to paragraphs (a) or (b) of this Section 4.2 shall be counted as one of the 20 quarters permitted in the maximum Extended Interest Payment Period permitted under Section 4.1.
ARTICLE V
Expenses And Guarantee
     Section 5.1 Payment of Expenses.
     In connection with the offering, sale and issuance of the Notes to the Property Trustee in connection with the sale of the Trust Securities by the Trust, the Company shall:
(a)	pay for all costs and expenses relating to the offering, sale and issuance of the Notes, including commissions to the underwriters payable pursuant to the Underwriting Agreement and the Pricing Agreement and compensation of the Trustee under the Indenture in accordance with the provisions of Section 8.07 of the Indenture;

(b)	pay for all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization of the Trust, the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the fees and expenses of the Property Trustee and the Delaware Trustee, the costs and expenses relating to the operation of the Trust, including without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), travel expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets); and

(c)	pay any and all taxes (other than United States withholding taxes attributable to the Trust or its assets) and all liabilities, costs and expenses with respect to such taxes of the Trust.
ARTICLE VI
Subordination
     Section 6.1 Agreement to Subordinate.
     The Company covenants and agrees, and each Holder of Notes issued hereunder by such Holder’s acceptance thereof likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article VI; and each Holder of a Note, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.
     The payment by the Company of the principal of, (premium, if any) and interest on all Notes issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding at the date of this Indenture or thereafter incurred.
     No provision of this Article VI shall prevent the occurrence of any default or Event of Default hereunder.
     Section 6.2 Default on Senior Indebtedness.
     In the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness of the Company, or in the event that the maturity of any Senior Indebtedness of the Company, has been accelerated because of a default, then, in either case, no payment shall be made by the Company with respect to the principal (including redemption payments) of, or premium, if any, or interest on the Notes including payment with respect to any obligation due under the Capital Securities Guarantee.
     In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or any Holder when such payment is prohibited by the preceding paragraph of this Section 6.2, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of such Senior Indebtedness (or their representative or representatives or a trustee) notify the Trustee within 90 days of such payment of the amounts then due and owing on such Senior Indebtedness and only the amounts specified in such notice to the Trustee shall be paid to the holders of such Senior Indebtedness.
     Section 6.3 Liquidation; Dissolution; Bankruptcy.
     Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness of the Company, shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment is made by the Company, as the case may be, on account of the principal (and premium, if any) or interest on the Notes; and upon any such dissolution or winding-up or liquidation or reorganization any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee would be entitled to receive from the Company, except for the provisions of this Article VI, shall be paid by the Company, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders of the Notes or by the Trustee under this Indenture if received by them or it, directly to the holders of Senior Indebtedness of the Company, (pro rata to the holders of the respective amounts of Senior Indebtedness, as calculated by the Company) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay such Senior Indebtedness in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness before any payment or distribution is made to the Holders of Notes or to the Trustee.
     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the Trustee or the Holders of the Notes before all Senior Indebtedness of the Company is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness of the Company, as the case may be, remaining unpaid to the extent necessary to pay such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.
     For purposes of this Article VI, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article VI with respect to the Notes to the payment of all Senior Indebtedness of the Company that may at the time be outstanding, provided that (i) such Senior Indebtedness is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Article X of the Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 6.3 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article X of the Indenture. Nothing in Section 6.2 or in this Section 6.3 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 8.07 of the Indenture.
     Section 6.4 Subordination.
     Subject to the payment in full of all Senior Indebtedness of the Company, the rights of the Holders of the Notes shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of such Senior Indebtedness of any cash, property or securities to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article VI, and no payment over pursuant to the provisions of this Article VI, to or for the benefit of the holders of such Senior Indebtedness by Holders of the Notes or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness of the Company, and the Holders of the Notes, be deemed to be a payment by the Company to or on account of such Senior Indebtedness. It is understood that the provisions of this Article VI are and are intended solely for the purposes of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of Senior Indebtedness of the Company on the other hand. Nothing contained in this Article VI or elsewhere in this Indenture or in the Notes is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness of the Company, and the Holders of the Notes the obligation of the Company which is absolute and unconditional, to pay to the Holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness of the Company, nor shall anything herein or therein prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article VI of the holders of such Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

     Upon any payment or distribution of assets of the Company referred to in this Article VI, the Trustee, subject to the provisions of Section 8.01 of the Indenture, and the Holders of the Notes, shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of the Notes, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Indebtedness of the Company, the amount thereof or payable thereon, and any other, facts pertinent thereto or to this Article VI.
     Section 6.5 Trustee to Effectuate Subordination.
     Each Holder of Notes by such Holder’s acceptance thereof authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article VI and appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes.
     Section 6.6 Notice by the Company.
     The Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article VI. Notwithstanding the provisions of this Article VI or any other provision of the Indenture and this Supplemental Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article VI, unless and until a Responsible Officer of the Trustee shall have received written notice thereof at the Corporate Trust Office of the Trustee from the Company or a holder or holders of Senior Indebtedness or from any trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section 8.01 of the Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 6.6 at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Note), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.
     The Trustee, subject to the provisions of Section 8.01 of the Indenture, shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness of the Company (or a trustee on behalf of such holder) to establish that such notice has been given by a holder of such Senior indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Article VI, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article VI, and if such evidence is not furnished the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

     Section 6.7 Rights of the Trustee; Holders of Senior Indebtedness.
     The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article VI in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.
     With respect to the holders of Senior Indebtedness of the Company, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article VI, and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and, subject to the provisions of Section 8.01 of the Indenture, the Trustee shall not be liable to any holder of such Senior Indebtedness if it shall pay over or deliver to Holders of Notes, the Company, or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article VI or otherwise.
     Section 6.8 Subordination May Not Be Impaired.
     No right of any present or future holder of any Senior Indebtedness of the Company to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company, or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.
     Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Company may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Article VI or the obligations hereunder of the Holders of the Notes to the holders of such Senior Indebtedness, do any one or more the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any Person liable in any manner for the collection of such Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company, and any other Person.
ARTICLE VII
Covenants
     Section 7.1 Listing on Exchanges.
     If the Notes are to be issued as a Depository Note in connection with the distribution of the Notes to the holders of the Capital Securities issued by the Trust upon a Dissolution Event, the Company will use its best efforts to list such Notes on the New York Stock Exchange or on such other exchange as the Capital Securities are then listed.
     Section 7.2 Limitation on Dividends; Transactions with Affiliates.
     (a) If (i) there shall have occurred any event that would constitute an Event of Default or (ii) the Company shall be in default with respect to its payment of any obligations under the Capital Securities Guarantee relating to the Trust, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of the Company’s capital stock for any other class or series of the Company’s capital stock, or (iii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Notes. However, nothing herein will limit the Company’s ability to pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.
     (b) If the Company shall have given notice of its election to defer payments of interest on the Notes by extending the interest payment period as provided in Article IV of this Supplemental Indenture and such period, or any extension thereof, shall be continuing, then (i) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (x) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (y) as a result of an exchange or conversion of any class or series of the Company’s capital stock for any other class or series of the Company’s capital stock, or (z) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and (ii) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Notes. However, nothing herein will limit the Company’s ability to pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.
     Section 7.3 Covenants as to the Trust.
     For so long as such Trust Securities remain outstanding, the Company will (i) maintain 100% direct or indirect ownership of the Common Securities of the Trust; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company’s ownership of the Common Securities, (ii) use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of the Trust, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.
ARTICLE VIII
Form of Note
     Section 8.1 Form of Note.
     The Notes, and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

(FORM OF FACE OF NOTE)
     [IF THE NOTE IS TO BE A Depository Note, INSERT — This Note is a Depository Note within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depository or a nominee of a Depository. This Note is exchangeable for Notes registered in the name of a person other than the Depository or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Note (other than a transfer of this note as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in limited circumstances.
     Unless this Note is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any Note issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

No.	$
CUSIP No.
HSBC FINANCE CORPORATION
JUNIOR SUBORDINATED DEFERRABLE INTEREST NOTE DUE      , 2035
     HSBC Finance Corporation, a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to ______________________ or registered assigns, the principal sum of $_____________ Dollars on      , 2035, and to pay interest on said principal sum (i) from      , 2005 or from the most recent interest payment date (each such date, a “Fixed Rate Interest Payment Date”) to which interest has been paid or duly provided for to but excluding      ,2015, semiannually (subject to deferral as set forth herein) in arrears on            and            of each year commencing      , 2006, at the rate of % per annum, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum, compounded semiannually and (ii) from .........., 2015, or from the most recent Floating Rate Interest Payment Date (as defined herein) to which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on      ,        , and            of each year (beginning on         , 2016) until the principal hereof shall have become due (each a “Floating Rate Interest Payment Date”, together with Fixed Rate Interest Payment Date, each an “Interest Payment Date”) and payable, at a floating rate per annum equal to LIBOR (as determined from time to time as provided on the reverse hereof) plus      %, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum, compounded quarterly. The amount of interest payable on any Fixed Rate Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable on any Floating Interest Rate Payment Date shall be computed on the basis of the actual number of days in the applicable Floating Rate Period (as defined on the reverse hereof) divided by 360. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Note (or one or more Predecessor Notes, as defined in said Indenture) is registered at the close of business on the Regular Record Date for such interest installment [which shall be the close of business on the day preceding such Interest Payment Date]. [IF PURSUANT TO THE PROVISIONS OF SECTION 2.11(c) OF THE INDENTURE THE NOTES ARE NO LONGER REPRESENTED BY A Depository Note — which shall be the close of business on the fifteenth day preceding such Interest Payment Date.] Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such Regular Record Date, and may be paid to the person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Notes not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Note shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Note Register. Notwithstanding the foregoing, so long as the Holder of this Note is the Property Trustee, the payment of the principal of (and premium, if any) and interest on this Note will be made at such place and to such account as may be designated by the Property Trustee.
     The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.
     This Note shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.
     Unless the Certificate of Authentication hereon has been executed by the Trustee referred to on the reverse side hereof, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.
     IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

     Dated ____________________________________________________________________________________________________

     HSBC FINANCE CORPORATION

     By _______________________________________________________________________________________________________

     Attest

     By _______________________________________________________________________________________________________
                                                                                                  Assistant Secretary

(FORM OF CERTIFICATE OF AUTHENTICATION)
CERTIFICATE OF AUTHENTICATION
     This is one of the Notes of the series of Notes described in the within-mentioned Indenture.
     J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

_____________________________ as Trustee	or	_____________________________ as Authentication Agent

By _____________________________ Authorized Signatory		By _____________________________ Authorized Signatory

(FORM OF REVERSE OF NOTE)
     This Note is one of a duly authorized series of Notes of the Company (herein sometimes referred to as the “Notes”), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of May 15, 1995 duly executed and delivered between the Company and J.P. Morgan Trust Company, National Association (formerly known as The First National Bank of Chicago), a national banking association, as Trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture dated as of      , 2005 between the Company and the Trustee (the Indenture as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. By the terms of the Indenture, the Notes are issuable in series which may vary as to amount, date of maturity, rate of interest and in other respects as in the Indenture provided. This series of Notes is limited in aggregate principal amount as specified in said Eighth Supplemental Indenture.
     “LIBOR” for each Floating Rate Interest Period (as defined below) will be determined by the Company in accordance with the following provisions:
     (i) On each second London Business Day preceding the first day of any Floating Rate Interest Period (each an “Interest Determination Date”), the Company will ascertain the offered rate for three-month deposits in U.S. dollars in the London interbank market, which appears on the Telerate Page 3750 as of 11:00 a.m. (London time) on such Interest Determination Date.
     (ii) If such rate does not appear on the Telerate Page 3750, or the Telerate Page 3750 is unavailable, the Company will request four major banks in the London interbank market (the “Reference Banks”) to provide the Company with their offered quotation (expressed as a rate per annum) for three-month deposits in U.S. dollars to leading banks in the London interbank market, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time, at approximately 11:00 a.m. (London time) on the Interest Determination Date. If at least two such quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of such quotations.
     (iii) If less than two of the Reference Banks provide the Company with such offered quotations, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York selected by the Company at approximately 11:00 a.m., New York City time, on that Interest Determination Date for three-month loans in U.S. dollars to leading European banks, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Company are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.
     “Floating Rate Interest Period” shall mean the period beginning on and including      , 2015 to but excluding the first Floating Rate Interest Payment Date and each successive period from and including a Floating Rate Interest Payment Date to but excluding the next Floating Rate Interest Payment Date or maturity date, as the case may be.
     “Telerate Page 3750” means the display designated as page “3750” on Moneyline Telerate (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).
     In the event of the occurrence and continuation of a Tax Event, in certain circumstances this Note may become due and payable at the redemption price set forth below (the “Redemption Price”). The Redemption Price shall be paid prior to 12:00 noon, New York time, on the date of such redemption or at such earlier time as the Company determines. The Redemption Price shall be equal to 100% of the principal amount plus any accrued but unpaid interest thereon to the date of such redemption. In addition, the Company shall have the right to redeem this Note at the option of the Company, without premium or penalty, in whole or in part at any time on or after      , 2015, at the Redemption Price (an “Optional Redemption”). Any redemption pursuant to this paragraph will be made upon not less than 30 nor more than 60 days’ notice, at the Redemption Price. If the Notes are only partially redeemed by the Company pursuant to an Optional Redemption, the Notes will be redeemed pro rata or by lot or by any other method utilized by the Trustee; provided that if, at the time of redemption, the Notes are registered as a Depository Note, the Depository shall determine by lot the principal amount of such Notes held by each Holder to be redeemed.
     In the event of redemption of this Note in part only, a new Note or Notes of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof. In the event of the occurrence and continuation of a Tax Event, in certain circumstances the Company may elect to advance the Maturity Date of this Note to the minimum extent required in order to allow the Company to deduct the interest payments on the Notes for United States federal income tax purposes. However, the Maturity Date will not be advanced to a date less than 15 years from the original issuance of the Notes.
     In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.
     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of any Notes of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the Holder of each Note so affected or (ii) reduce the aforesaid percentage of Notes, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Note then outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes of any series at the time outstanding affected thereby, on behalf of all of the Holders of the Notes of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the Notes of such series. Any such consent or waiver by the registered Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and of any Note issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time and place and at the rate and in the money herein prescribed.
     The Company shall have the right at any time during the term of the Notes from time to time to extend the interest payment period of such Notes to up to 10 semiannual periods or 20 consecutive quarters, as applicable, or no more than 5 years in the aggregate (an “Extended Interest Payment Period”), at the end of which period the Company shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Notes to the extent that payment of such interest is enforceable under applicable law), provided that no Extended Interest Payment Period may extend beyond the Maturity Date of the Notes. Before the termination of any such Extended Interest Payment Period, the Company may further extend such Extended Interest Payment Period, provided that such Extended Interest Payment Period together with all such further extensions thereof shall not exceed 10 consecutive semiannual periods or 20 consecutive quarters, as applicable, or more than 5 years in the aggregate and provided further that no Extended Interest Payment Period may extend beyond the Maturity Date of the Notes. At the termination of any such Extended Interest Payment Period and upon the payment of all accrued and unpaid interest and any additional amounts then due, the Company may select a new Extended Interest Payment Period.
     As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered Holder hereof on the Note Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in Chicago, Illinois accompanied by written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.
     Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, any paying agent and any Note Registrar may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Note Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Note Registrar shall be affected by any notice to the contrary.
     No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.
     The notes of this series are issuable only in registered form without coupons in denominations of $100,000 and any integral multiple thereof. This Depository Note is exchangeable for Notes in definitive form only under certain limited circumstances set forth in the Indenture. Notes of this series so issued are issuable only in registered form without coupons in denominations of $100,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes of this series so issued are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.
     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ARTICLE IX
Additional Event of Default; Modification and Waiver
     Section 9.1 Additional Event of Default.
     “Event of Default”, wherever used in the Indenture or this Supplemental Indenture with respect to the Notes, in addition to the Events of Default set forth in Section 7.01 of the Indenture shall include the following event:
the Trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence except in connection with (i) the distribution of Notes to Holders of Trust Securities in liquidation of their interests in the Trust, (ii) the redemption of all of the outstanding Trust Securities of the Trust or (iii) certain mergers, consolidations or amalgamations, each as permitted by the Declaration of the Trust.

Section 9.2 MODIFICATION AND WAIVER.
     The covenant set forth in Section 7.2 of this Supplemental Indenture shall not be modified or waived without the consent of the Holders of each Note affected thereby.
ARTICLE X
Original Issue of Notes
     Section 10.1 Original Issue of Notes.
     Notes in the aggregate principal amount of $        may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company, signed by its Chairman, its President, or any Vice President and its Treasurer or an Assistant Treasurer, without any further action by the Company.
ARTICLE XI
Miscellaneous
     Section 11.1 Ratification of Indenture.
     The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
     Section 11.2 Trustee Not Responsible for Recitals.
     The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
     Section 11.3 Governing Law.
     This Supplemental Indenture and each Note shall be deemed to be a contract made under the internal laws of the State of Illinois, and for all purposes shall be construed in accordance with the laws of said State.
     Section 11.4 Separability.
     In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

     Section 11.5 Counterparts.
     This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

HSBC FINANCE CORPORATION
By:
P. D. Schwartz
Vice President, Deputy General Counsel – Corporate and Assistant Secretary

Attest:
__________________________________
William H. Kesler
Vice President

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By: